FILED
   IN THE OFFICE OF THE
 SECRETARY OF STATE OF THE
    STATE OF NEVADA

     MAR 04 1998

     No. C4602-98
     /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE



                                STATE OF NEVADA
                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                               GEMMA GLOBAL, INC.


         Pursuant to the provisions of NRS 78.3904, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         1. The name of the corporation is:

                               GEMMA GLOBAL, INC.

         2. On February 22, 1999, stockholders holding a majority of the voting power of the corporation, by written consent pursuant to NRS 78.320, adopted the following amendments to the Articles of Incorporation:

         A. The amendment of Article I, to read as follows:

         The name of the corporation is PIONEER2000, INC.


         The amendment of Article III, to read as follows:

          The aggregate number of shares which the corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares, each having a par value of one-tenth of a cent ($.001) per share, divided into:

                           10,000,000 Preferred Shares
                                        and
                            100,000,000 Common Shares

                            A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

               A. Common Shares. The terms of the 100,000,000 Common Shares of the corporation shall be as follows:

               (1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart


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

          for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and .paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the corporation.

          (2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets and funds of the corporation remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

          (3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

          B. Preferred Shares. Prior to the issuance of any of the Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the Ten Million (10,000,000) shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and.. such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other shares of the same series. Except to the extent otherwise provided in the Board of Directors' determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the Class B Preferred Shares. Also, any series of the Preferred Shares may have voting rights.


C. The amendment of Subparagraph (a) of Article VIII, to read as follows:


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



          (a) This corporation shall indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was serving at the request of this corporation as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of this corporation, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of this corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the corporation unless, and only to the extent that, the .court in which such action or suit, was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the corporation in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.

         IN WITNESS WHEREOF, the undersigned, for the purpose of amending the Articles of Incorporation of Gemma Global, Inc.


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

pursuant to Chapter 78 of the Nevada Corporation Laws, have hereunto duly executed these Articles of Amendment to the Articles of Incorporation to be filed in the Office of the Secretary of State of the State of Nevada for the purposes therein set forth this 1st day of March, 1999.

                                                    GEMMA GLOBAL, INC.

ATTEST:
                                                    /s/ Edward E. Litwak
                                                    ---------------------
                                                    Edward E. Litwak, President

/s/ Robert Stulman
------------------
Secretary



                                 ACKNOWLEDGMENT

STATE OF CALIFORNIA      :
                         :ss
COUNTY OF SAN DIEGO      :


                                 ACKNOWLEDGEMENT

         Personally appeared before me, a notary public to and for said County and State, Edward E. Litwak, known to me or duly proved to me, who stated that he was the President of Gemma Global, Inc., a Nevada corporation, and he acknowledged that he had executed the Articles of Amendment on behalf of such corporation for the purposes stated therein.

                                          /s/ Walter Beerle Jr.
                                          ---------------------


My Commission Expires: June 23, 2002
                                           WALTER BEERLE JR.
                                           Commission # 1185038
                                           Notary Pubic  California
                                           San Diego County
                                           My Commission Expires June 23, 2002


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